Exhibit 10.58b

Third Amendment to Executive Employment Agreement

This Third Amendment (the "Amendment") is made as of January 1, 2008 by and between Ore Pharmaceuticals Inc. (formerly named Gene Logic Inc.) , a Delaware corporation (the "Company"), and Philip L. Rohrer, Jr. ("Rohrer").

The parties to this Amendment have previously entered into an Executive Employment Agreement dated October 11, 1999 that was amended by a First Amendment dated as of October 24, 2006 (the "First Amendment") and a Second Amendment dated on May 8, 2007 but as of the 23rd day of February, 2007(the "Second Amendment") (said agreement and previous amendments being herein referred to collectively as the "Agreement").

On December 4, 2007, the Company's Board of Directors approved certain changes to the terms of Rohrer's Agreement and this Amendment is being executed to document those changes and evidence the agreement of the parties to such terms. Terms not otherwise defined herein shall have the meanings as defined in the Agreement.

Therefore, the parties to this Amendment hereby agree as follows:

1.	Base Salary. Section 2 of the Agreement is hereby amended by deleting the second sentence of Section 2 that had been added by the Second Amendment and inserting a new sentence as to read as follows:

For each of calendar years 2007 and 2008, Rohrer shall receive an annualized base salary of $275,000.

2.	Incentive Compensation. Subsection 4.1 is hereby amended by adding the following paragraph at the end thereof as follows:

For calendar year 2008, Rohrer shall receive incentive compensation equal to 50% of his base salary, payable within 2½ months after the end of 2008, so long as Rohrer's employment by the Company on a full-time basis continues through December 31, 2008. This payment is in lieu of any other cash bonus or cash incentive compensation payment from the Company for Rohrer's work during 2008 except as otherwise specifically provided herein. If Rohrer's employment by the Company on a full-time basis terminates prior to December 31, 2008, he shall not be entitled to any incentive compensation payment for his work in 2008 under this subsection, but may be entitled to compensation under Section 7.2.1.

3.      Equity Awards. Section 4 is hereby amended by adding a new subsection 4.4 as follows:

4.4 Equity Awards. If the Company issues new equity awards generally to its other senior officers in 2008, Rohrer shall participate in such equity awards and receive an award comparable to the awards given to other senior officers and at a level commensurate with his position and subject to the other terms generally applicable to any such award, adjusted to reflect the term of his employment.

4.      Additional Bonus for Capital Investment. Section 4 is hereby amended by adding a new subsection 4.5 as follows:

4.5 Additional Bonus. If the Company seeks a significant new capital investment during 2008 from outside investors and if the CFO plays a key role in obtaining such investment, Rohrer in his role as Chief Financial Officer would receive a success-based cash bonus of up to $200,000, the actual amount to be determined by the Company's Board of Directors based on the amount raised and the contribution of Rohrer to that effort.

5.      Term. Section 6 is hereby amended by deleting the last sentence thereof added by the Second Amendment and substituting in lieu thereof the following:

Notwithstanding the above, from and after January 1, 2008, the term of employment hereunder shall be for a period ending on December 31, 2008, subject to renewal by agreement of the parties, and, notwithstanding any stated term, Company may terminate this Agreement at any time as provided in Section 7, and subject to the terms of Section 7.2.1.

6.
Severance Payment. Section X added by the First Amendment is hereby amended to redesignate it as Section 7.2.1 and is hereby further amended by deleting the last bullet in subsection (a) thereof added by the Second Amendment and inserting in lieu thereof a new bullet as follows:

●     If employment of the Executive is terminated by the Company prior to the end of 2008 without cause, in addition to any other severance payment to which he is otherwise entitled, he will also receive, within fifteen days after termination of employment, a lump sum payment equal to the balance of his 2008 salary and incentive compensation as if he had worked through December 31, 2008 that has not previously been paid.

7.	Termination for Good Reason. Section 7.3 of the Agreement is hereby amended by deleting the same and substituting in lieu thereof the following:

7.3 By Rohrer. Rohrer reserves the right to terminate his employment hereunder for any reason upon thirty (30) days written notice to the Company. Unless the termination by Rohrer is for "Good Reason" as defined on Exhibit B hereto, the Company's total liability to Rohrer in the event of termination of Rohrer's employment under this subsection 7.3 shall be limited to the payment of Rohrer's salary and benefits through the effective date of termination and the provisions of Subsection 7.2 shall not apply. From and after January 1, 2008, Rohrer may also resign for Good Reason unless his resignation is deemed a Constructive Termination under the terms of the Company's Executive Severance Plan. If Rohrer claims that his resignation is for Good Reason, his written notice to the Company must so state and state the circumstances that he believes constitute Good Reason. If the termination is for Good Reason, then Rohrer shall be entitled to receive the same severance benefits that he would have received if the Company had terminated his employment without cause, as described in Section 7.2.1.

and the Agreement is further amended by adding thereto in the form attached hereto the Exhibit B that is referred to in Section 7.3.

8.  Additional Change of Control payment. Subsection (c) of Section 7.2.1 is hereby further amended by amending the following text added by the Second Amendment
However, notwithstanding the preceding sentence or any conflicting or inconsistent terms of the Company's Executive Severance Plan, if employment of the Executive is terminated by the Company prior to the end of 2007 without cause and if Executive is entitled to benefits under the Executive Severance Plan, in addition to any other severance payment to which he is otherwise entitled thereunder, the Executive will also receive, within fifteen days after termination of employment and becoming entitled to payment under the Executive Severance Plan, a lump sum payment equal to the balance of his 2007 salary and incentive compensation as if he had worked through December 31, 2007 that has not previously been paid, as described in subsection 7.2.1(a) above. by substituting 2008 for 2007 in such text:

9.  Miscellaneous:
Except as specifically provided herein, the Agreement remains in full force and effect and unmodified.

To evidence their agreement to the terms of this Third Amendment, Rohrer has signed and Company has caused its duly authorized representative to sign this Third Amendment as of the date stated at the beginning hereof

Ore Pharmaceuticals Inc.	Executive

By: /s/ Charles L. Dimmler, III	/s/ Philip L. Rohrer, Jr.
Charles L. Dimmler, III	Philip L. Rohrer, Jr.
CEO & President	Chief Financial Officer

Exhibit B

Definition of Good Reason

"Good Reason" means that Rohrer voluntarily terminates his employment with the Company after any of the following are undertaken in 2008 without Rohrer's express written consent:

(i)       the assignment to Rohrer of or the removal from Rohrer of duties or responsibilities which collectively result in any fundamental diminution or fundamental adverse change in his position or job responsibilities;

(ii)       a reduction by the Company in Rohrer's annual salary;

(iii)       any failure by the Company to continue in effect any material benefit plan generally offered to employees of the Company or the taking of any action by the Company which would materially adversely affect Rohrer's opportunity to participate therein, provided that Rohrer will not unreasonably withhold consent to changes in benefit plans broadly applicable to Company employees and will be deemed to have consented when he approves such changes in his management role;

(iv)           a relocation of Rohrer's place of employment by the Company to a location more than twenty-five (25) miles from the location at which the Eligible Employee performed his duties prior to 2008, unless such relocation is to a place closer to Rohrer's residence; or

(v)          A materially increased requirement for Rohrer to travel on the Company's business, provided that requirements to travel to occasional meetings in the Northeastern United States shall not be deemed a material change.